                                                                   EXHIBIT (12)a

                                   PACIFICORP

                       STATEMENTS OF COMPUTATION OF RATIO

                          OF EARNINGS TO FIXED CHARGES

                                                                   1993       1994       1995       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                               (IN MILLIONS OF DOLLARS)
Fixed Charges, as defined:*
  Interest expense.............................................  $   333.5  $   302.0  $   336.4  $   415.0  $   439.8
  Estimated interest portion of rentals charged to expense.....        4.8        5.6        4.5        4.1        6.6
  Preferred dividends of wholly owned subsidiary...............     --         --         --           15.3       33.1
                                                                 ---------  ---------  ---------  ---------  ---------
      Total fixed charges......................................  $   338.3  $   307.6  $   340.9  $   434.4  $   479.5
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

Earnings, as defined:*
  Income from continuing operations............................  $   371.8  $   397.5  $   402.0  $   430.2  $   225.4
  Add (deduct):
    Provision for income taxes.................................      163.6      209.0      191.8      236.5      109.5
    Minority interest..........................................        2.7        1.3        1.4        1.8        1.9
    Undistributed income of less than 50% owned affiliates.....      (16.2)     (14.7)     (15.0)     (18.2)     (11.1)
    Fixed charges as above.....................................      338.3      307.6      340.9      434.4      479.5
                                                                 ---------  ---------  ---------  ---------  ---------
      Total earnings...........................................  $   860.2  $   900.7  $   921.1  $ 1,084.7  $   805.2
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges.............................        2.5x       2.9x       2.7x       2.5x       1.7x
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

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*   "Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividend requirements of majority-owned subsidiaries. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and
    (e) undistributed income of less than 50% owned affiliates without loan guarantees.

                                      S-1